Exhibit 99.6

Consent of Person to Become Director

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Golden Green Enterprises Limited and China Opportunity Acquisition Corp. as a person to become a director of Golden Green Enterprises Limited.

/s/J.P. Huang
J.P. Huang

December 22, 2008